Exhibit No. 11 Statement re Computation of Earnings Per Share


                                             Year Ended
                                          December 31, 1997

Net income                                  $ 11,083,467
                                              ==========

Weighted average shares outstanding            8,420,321
                                               =========

Basic earnings per share                    $       1.32
                                               =========

Weighted average shares outstanding            8,420,321

Additional diluted shares from assumed
  conversions of options and warrants            493,437
                                               ---------
Adjusted weighted average shares
  outstanding                                  8,913,758
                                               =========

Diluted earnings per share                  $       1.24
                                               =========